Exhibit 8.1

LIST OF SUBSIDIARIES

Australia	Mission NewEnergy Limited
Head Office
Unit B2, 431 Roberts Rd, Subiaco, Western Australia, 6008, Australia.

Malaysia	Mission Biofuels Sdn Bhd	Mission Biotechnologies Sdn Bhd
	Unit 621, Block A, Kelana centre point, No. 3, Jalan ss7/ 19, Kelanajaya, 47301 Petaling Jaya, Selangor	Unit 621, Block A, Kelana centre point, No. 3, Jalan ss7/ 19, Kelanajaya, 47301 Petaling Jaya, Selangor

Mauritius	Mission Agro Energy Limited
9th Floor Ebene Tower
52 Cybercity
Ebene
Republic of Mauritius

India	Mission Biofuels (India) Pvt Limited	Mission Agro Diesel (India) Pvt Limited
	Shops nos. 1,2 and 3	608 Powai Plaza,
	Sun heights, Ground floor	Hiranandani Business Park
	Gandhingar bridge	Powai, Mumbai - 400076,
	Adishankaracharyya Marg	India
Powai, Mumbai
Maharashtra
India, 400 076